As filed with the Securities and Exchange Commission on March 10, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Inari Medical, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	45-2902923
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

9 Parker, Suite 100

Irvine, California 92618

(Address of principal executive offices) (Zip code)

2020 Incentive Award Plan

Amended and Restated 2020 Employee Stock Purchase Plan

(Full title of the plans)

William Hoffman

Chief Executive Officer

Inari Medical, Inc.

9 Parker, Suite 100

Irvine, California 92618

(877) 923-4747

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

With copies to:

B. Shayne Kennedy

Nathan Ajiashvili

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

(714) 540-1235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
2020 Incentive Award Plan (Common stock, par value $0.001 per share)	1,477,548(3)	$93.13	$137,604,045.24	$15,012.60
2020 Employee Stock Purchase Plan (Common stock, par value $0.001 per share)	492,516(4)	$93.13	$45,868,015.08	$5,004.20
TOTAL	1,970,064	—	$183,472,060.32	$20,016.80

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the $97.99 (high) and $88.26 (low) price per share of the Registrant’s common stock as reported on The Nasdaq Global Select Market on March 5, 2021, which date is within five business days prior to the filing of this registration statement.

(3)

Represents additional shares of the Registrant’s common stock that became available for issuance on January 1, 2021 under the 2020 Incentive Award Plan, by operation of an automatic annual increase provision therein.

(4)

Represents additional shares of the Registrant’s common stock that became available for issuance on January 1, 2021 under the Amended and Restated 2020 Employee Stock Purchase Plan, by operation of an automatic annual increase provision therein.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed with the Securities and Exchange Commission for the purpose of registering an additional 1,970,064 shares of common stock, par value $0.001 per share, of Inari Medical, Inc. (the “Registrant”), issuable under the following employee benefit plans for which a Registration Statement on Form S-8 (File No. 333-238735) is effective: (i) the 2020 Incentive Award Plan which, as a result of an automatic annual increase provision therein, added 1,477,548 shares of common stock, and (ii) the Amended and Restated 2020 Employee Stock Purchase Plan which, as a result of the operation of an annual increase provision therein, added 492,516 shares of common stock.

INCORPORATION BY REFERENCE OF CONTENTS OF REGISTRATION STATEMENT ON FORM S-8

The contents of the Registration Statement on Form S-8 (File No. 333-238735), filed with the Securities and Exchange Commission, relating to the 2020 Incentive Award Plan and Amended and Restated 2020 Employee Stock Purchase Plan, is incorporated herein by reference.

Item 8.   Exhibits

	Exhibit Index
			Incorporated by reference
Exhibit Number	Description	Form	File Number	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation	8-K	001-39293	3.1	5/28/2020
4.2	Amended and Restated Bylaws	8-K	001-39293	3.2	5/28/2020
5.1	Opinion of Latham & Watkins LLP
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1	2020 Incentive Award Plan	S-1/A	333-236568	10.6	5/18/2020
99.2	Form of Option Agreement pursuant to 2020 Incentive Award Plan	S-1/A	333-236568	10.6.1	5/18/2020
99.3	Form of Restricted Stock Unit Agreement pursuant to 2020 Incentive Award Plan	S-1/A	333-236568	10.6.2	5/18/2020
99.4	Form of Restricted Stock Unit Award Agreement pursuant to 2020 Incentive Award Plan – International	10-K	001-39293	10.8	3/9/2021
99.5	Amended and Restated 2020 Employee Stock Purchase Plan	10-Q	001-39293	10.3	11/12/2020

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on March 10, 2021.

INARI MEDICAL, INC.

By:	/s/ William Hoffman
William Hoffman
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints William Hoffman and Mitchell Hill, and each of them singly, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments, including post-effective amendments to this registration statement, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary or desirable to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ William Hoffman	Chief Executive Officer (Principal Executive Officer), President and Director	March 10, 2021
William Hoffman

/s/ Mitchell Hill	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	March 10, 2021
Mitchell Hill

/s/ Donald Milder	Chair of the Board of Directors	March 10, 2021
Donald Milder

/s/ Cynthia Lucchese	Director	March 10, 2021
Cynthia Lucchese

/s/ Kirk Nielsen	Director	March 10, 2021
Kirk Nielsen

/s/ Geoff Pardo	Director	March 10, 2021
Geoff Pardo

/s/ Jonathan Root, M.D.	Director	March 10, 2021
Jonathan Root, M.D.

/s/ Catherine Szyman	Director	March 10, 2021
Catherine Szyman